Exhibit 10.12

DERMTECH INTERNATIONAL

AMENDMENT AGREEMENT

This Amendment Agreement (“Amendment”) is made on February 28, 2014 (the “Effective Date”) by and between DermTech International, a California corporation (the “Company”) and John Dobak (“Executive”). The Company and Executive are collectively referred to as “Parties” and individually as a “Party.” Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in that certain Executive Employment Agreement dated as of June 26, 2012 by and between the Company and Executive (the “Employment Agreement”).

WHEREAS, the Parties previously entered into the Employment Agreement;

WHEREAS, the Company consummated the initial closing of the sale and issuance of the Company’s Series B Preferred Stock on August 8, 2013, which sale and issuance constituted the “Next Financing” under the terms of the Employment Agreement (the “Initial Series B Closing”);

WHEREAS, in connection with the Initial Series B Closing, Executive received a bonus pursuant to Section 4.3 of the Employment Agreement;

WHEREAS, in connection with the Initial Series B Closing, the Company granted to Executive additional stock options to purchase shares of Common Stock of the Company pursuant to Section 4.5 of the Employment Agreement; and

WHEREAS, the Parties desire to amend the Employment Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the Company and Executive agree as follows:

1.    Prior Compensation. The Parties hereby agree that the Company’s obligations to grant the compensation and stock options referenced in Section 4.3 and Section 4.5 of the Employment Agreement, respectively, have been satisfied in full and such provisions are of no further force or effect.

2.    Additional Bonus Compensation. Upon the occurrence of the Next Qualified Financing (defined below), Executive shall be paid a one-time bonus in an amount equal to $8,333.33 for each calendar month (pro-rated for any partial calendar month) between August 8, 2013 and the date upon which the Next Qualified Financing occurs, provided that payment of such bonus shall be subject to and contingent upon Executive continuing to provide services to the Company under the Employment Agreement, as amended, at the time such bonus is paid. Executive shall be paid the bonus contemplated by this Section 2 in cash, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions, within thirty (30) days of the completion of the Next Qualified Financing. As used herein, the term “Next Qualified Financing” shall mean any transaction or series of transactions occurring on or after August 9, 2013 involving the sale of debt or equity securities of the Company (including any cash received by the Company from the exercise of Series B Preferred Stock warrants) for bona fide capital raising purchase with an aggregate gross proceeds of at least $5,000,000.

3.    Additional Equity Award. Following the completion of the final closing of the Company’s next equity financing that occurs after the Company’s Series B Preferred Stock Financing and pursuant to which the Company receives an aggregate gross proceeds of at least $5,000,000 (including any cash received by the Company from the exercise of Series B Preferred Stock warrants) and subject to the approval of the Company’s Board of Directors and Executive’s continued employment on the date of grant, the Company shall grant Executive a stock option under the Plan (the “Next Financing Option”) to purchase that number of shares of Common Stock (if any) necessary so that, as of immediately following the applicable closing, the aggregate numbers of shares of Common Stock subject to options granted to Executive (including for purposes of such calculation any shares acquired upon exercise of options to purchase the Company’s Common Stock) represents 5% of the Company’s outstanding shares of Common Stock, calculated on a Fully-Diluted Basis. The Next Financing Option will be governed by and granted pursuant to a separate Stock Option Agreement and the Plan. The exercise price per share of the Next Financing Option will be equal to the fair market value of the Common Stock established on the date of grant as determined by the Board of Directors. The Next Qualified Financing Option will vest on the same schedule and subject to the same milestones as the Option granted pursuant to Section 4.4 of the Employment Agreement. This Section 3 shall immediately terminate upon, and shall not be applicable to, the closing of the Company’s first firm commitment underwritten initial public offering of the Company’s Common Stock pursuant to a registration statement filed under the Securities Act of 1933, as amended.

4.    Amendment of Section 4.1. Section 4.1 of the Employment Agreement is amended to read in its entirety as follows:

“As compensation for Executive’s performance of duties hereunder, Company shall pay to Executive a Base Salary of Two Hundred and Fifty Thousand Dollars ($250,000) per year, payable in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions. Executive’s Base Salary shall be increased to Three Hundred and Twenty Five Thousand Dollars ($325,000) per year upon the occurance of the Company’s Next Qualified Financing (as such term is defined in the Amendment Agreement dated as of February     , 2014 (the “Amendment Agreement”)). In the event Executive’s employment under this Agreement is terminated by either party, for any reason, Executive will earn the Base Salary prorated to the date of termination.”

5.    Amendment of Section 4.6. Section 4.6 of the Employment Agreement is amended to read in its entirety as follows:

“4.6     Performance and Salary Review. The Company will periodically review Executive’s performance and salary on no less than an annual basis. Adjustments to salary or other compensation, if any, will be made by the Board in its sole and absolute discretion. The Board will also, in its sole and absolute discretion, upon Executive’s request, provide Executive with a full recourse loan to purchase any equity award granted pursuant to Section 4.4 or 4.5 of this Agreement or Section 3 of the Amendment Agreement. Any such loan would be forgiven at such time Executive, or his permitted assigns, sells all of the stock underlying any equity awards exercised utilizing such loan for purposes of paying the applicable exercise price.”

4.    Amendment of Section 5. Section 5 of the Employment Agreement is amended to read in its entirety as follows:

“5.     Customary Fringe Benefits. Executive will be eligible for all customary and usual fringe benefits generally available to senior executives of Company subject to the terms and conditions of Company’s benefit plan documents. Effective January 1, 2013, Executive will accrue twenty (20) vacation days per year. Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Executive. Executive shall also be entitled: (1) in lieu of receiving the Company’s healthcare benefits, to be reimbursed for up to $1,800 per month for healthcare insurance for the benefit of Executive and his family members, and (ii) to be reimbursed for up to $15,000 per year of dues and expenses relating to Executive’s membership in the Young President’s Organization (“YPO”).”

5.    Amendment of Section 7.2. Section 7.2 of the Employment Agreement is amended to add the following sentences:

“As part of the Severance Conditions, the release must become effective and irrevocable no later than sixty (60) days following Executive’s separation from service. Any lump sum severance payment will be paid to Executive no later than March 15 of the year following the year in which the separation from service occurs.”

6.    Full Force and Effect. To the extent not expressly amended hereby, the Employment Agreement shall remain in full force and effect.

7.    Entire Agreement. This Amendment and the Employment Agreement constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and thereof.

8.    Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute one instrument, and each of which may be executed by less than all of the parties to this Amendment.

9.    Governing Law. This Amendment will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

IN WITNESS WHEREOF, each of the Parties has executed this Amendment, in the case of the Company by its duly authorized officer, as of the date set forth above.

DERMTECH INTERNATIONAL

Dated: February 28, 2014	By:	/s/ Gary Jacobs
Gary Jacobs
Chairman of the Board

Dated: February 28, 2014	By:	/s/ John Dobak
John Dobak, MD